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                                                               Exhibit 99.(c)(2)


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


--------------------------------------------------------------

ROBERT PLUMPE,


                               Plaintiff,              Civil Action No. 16807-NC

                          -against-

PETER CASTELLANA, JR., JOSEPH CASTELLANA, STEPHEN R. BOKSER,
ARNOLD B. BECKER, and WESTERN BEEF, INC.,

                               Defendants.
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                           MEMORANDUM OF UNDERSTANDING

         WHEREAS, on November 16, 1998, Western Beef, Inc. ("Western" or the "Company") announced that Cactus Acquisition, Inc., ("Cactus"), an entity formed by the Castellana family, proposed to acquire approximately 1,550,000 Western shares, representing the 28% of the common stock of Western not owned by Cactus or its affiliates for $7.50 per share;

         WHEREAS, thereafter the above-captioned action (the "Action") was commenced as a class action on behalf of plaintiff and all other public stockholders of Western other than cactus or its affiliates challenging the fairness of the proposed transaction and the independence of the two Western directors, including Stephen R. Bokser, who were designated a Special Committee of the Board to determine the fairness of the proposed transaction to the stockholders of Western;



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         WHEREAS, subsequent to the commencement of the Action, the Company announced that defendant Bokser would no longer serve as an evaluator of the proposed transaction;

         WHEREAS, plaintiff's counsel have retained financial experts, obtained relevant documents from defendants and from public sources, and engaged in discussions and negotiations with counsel for the Company and counsel for the individual defendants with regard to the resolution of the Action.

         NOW THEREFORE, IT IS HEREBY AGREED among the parties hereto that the following sets forth the terms of their agreement in principle to settle the
Action:
         1. Cactus will pay $8.75 for each share of Western that the Castellana family does not own;

         2. The parties to the Action agree that the increased cash consideration of $8.75 per share which Cactus has agreed to pay to acquire the publicly owned shares of Western Beef constitutes fair, adequate and reasonable consideration for the shares and the settlement of all claims which were raised or could have been raised by plaintiff in the Action. Defendants further agree that the pendency of the litigation was a significant factor in the decision to increase the consideration from $7.50 per share to $8.75 per share, and that Cactus and its affiliates took into account the desirability of satisfactorily addressing the claims asserted in the Action in agreeing to the increased consideration to be paid to Western Beef's stockholders.

         3. This settlement shall not impair any Class member's statutory rights to an appraisal under 8 Del. C. Section 262.



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         4. The consummation of this settlement is subject to the completion by plaintiff of additional discovery satisfactory to plaintiff, the drafting and execution of a definitive Stipulation of Settlement and such other documentation as may be required to obtain final Court approval of the settlement, and the dismissal of the Action with prejudice and without costs to any party (except as provided for in paragraph 8 below).

         5. Plaintiff reserves the right to withdraw from the terms of this Memorandum of Understanding and the proposed settlement in the event the remaining discovery reveals facts that are inconsistent with the fairness of the proposed settlement to the Class.

         6. The parties to the Action will in good faith agree upon and execute an appropriate Stipulation of Settlement (the "Stipulation") and such other documentation as may be required in order to obtain final Court approval of the Settlement and the dismissal of the Action upon the terms set forth in this Memorandum of Understanding (collectively, the "Settlement Documents"). The Settlement Documents will be prepared, executed and submitted to the Court for approval at the earliest practicable time after plaintiff completes discovery, and will expressly provide, among other things, that: defendants have denied, and continue to deny, that they have committed any violation of law or engaged in any of the wrongful acts alleged in the Action; and plaintiff and his counsel, having made an investigation of the facts, believe that the proposed Settlement


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is fair, reasonable and adequate and in the best interests of the Class.

         7. This settlement, and any award to the plaintiff's counsel of attorneys' fees and expenses, shall be null and void and any evidence relating to the settlement negotiations may not be introduced as evidence or referred to in any proceedings in this Action or in any other action, and each party shall be restored to his or its respective position as it existed before execution of the Memorandum of Understanding, if:

         (a) the Court declines, in any respect, to enter an Order of Final Judgment approving the settlement and dismissing the Action with prejudice as to all claims asserted in the Action; or

         (b) The Court approves the settlement, including any amendment thereto approved by the all the parties, but such approval is reversed or vacated on appeal and such reversal or order vacating the settlement becomes final by a lapse of time or otherwise; or

         (c) counsel for the plaintiff should determine prior to the settlement hearing that, based upon discovery or subsequent events, this settlement is not fair, reasonable and adequate to the Class.

         8. Plaintiff's counsel intend to apply to the Court for an award of attorneys' fees in the amount of $150,000 and for reimbursement of expenses not to exceed $10,000. Defendants will not oppose such application. Subject to Paragraph 7 of this Memorandum of Understanding Western will pay or cause to be paid


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the plaintiff's attorney's fees and expenses award of the Court. Said payment will be in addition to and not diminish the amount paid to the Class members for their Western stock. Defendants shall in addition be responsible for the costs and expenses related to providing Notice of the proposed settlement to the Class members, regardless of whether the proposed settlement is finally approved by the Court.

         9. This Memorandum of Understanding may be executed in counterparts by any of the signatories hereto and the transmission of an original signature page by telecopier shall constitute valid execution of the agreement. Copies of this Memorandum of Understanding executed in counterpart shall constitute one agreement.

         10. This Memorandum of Understanding and the settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware's rules with respect to conflict of laws.

         11. This Memorandum of Understanding may be modified or amended only by a writing signed by all parties hereto.


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         12. Except as otherwise provided herein, this Memorandum of
Understanding shall be binding upon and shall inure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.

Dated: July 28, 1999
                                   WOLF POPPER LLP

                                   by: /S/ Lester L. Levy
                                      --------------------------------------
                                   Lester L. Levy
                                   845 Third Avenue
                                   New York, NY  10022
                                   212-759-4600

                                   ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.
                                   Kevin Gross, Esq.
                                   Suite 1401, Mellon Bank Center
                                   Wilmington, DE  19801
                                   302-656-4433

                                   Attorneys for Plaintiff and the Class

                                   WILLKIE FARR & GALLAGHER

                                   by: /S/ Joseph T. Baio
                                      --------------------------------------
                                   Joseph T. Baio, Esq.
                                   The Equitable Center
                                   787 Seventh Avenue
                                   New York, New York  10019-6099
                                   212-728-8000

                                   Attorneys for Defendants Western Beef,
                                   Inc. and Stephen R. Bokser




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                                   CAMHY KARLINSKY & STEIN LLP

                                   by: /S/ Kenneth A. Lapatine
                                      --------------------------------------
                                   Kenneth A. Lapatine, Esq.
                                   1740 Broadway, 16th Floor
                                   New York, New York 10019-4315

                                   Attorneys for Defendants J.
                                   Castellana and P. Castellana.

                                   ROBINSON SILVERMAN PEARCE ARONSOHN
                                      & BERMAN LLP

                                   by: /S/ Stuart A. Gordon
                                      --------------------------------------
                                   1290 Avenue of the Americas
                                   New York, NY  10104

                                   Attorneys for Defendant Arnold Becker

                                   RICHARDS LAYTON & FINGER
                                   Anne C. Foster, Esq.
                                   One Rodney Square
                                   P.O. Box 551
                                   Wilmington, DE  16899

                                   Attorneys for Defendants


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